BILL OF SALE AND ASSIGNMENT

THIS BILL OF SALE AND ASSIGNMENT is made by BB&S EMISSIONS, LLC, a Georgia limited liability company ("Seller"), to SPEEDEMISSIONS, INC., a Florida corporation, ("Purchaser"), this __ day of June, 2004.

WHEREAS, pursuant to that certain Asset Purchase Agreement dated as of June ___, 2004 (the "Asset Purchase Agreement") by and among Purchaser and Seller, Seller has agreed to sell to Purchaser and Purchaser has agreed to purchase from Seller, for the consideration and upon the terms and conditions set forth in the Asset Purchase Agreement, all of Seller's right, title and interest in and to the Assets, as defined in the Asset Purchase Agreement,

NOW THEREFORE, pursuant to the Asset Purchase Agreement and in consideration of the premises, and for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, it is hereby agreed that:

1.   Definitions. Capitalized terms used but not otherwise defined herein shall have the meanings ascribed to such terms in the Asset Purchase Agreement.

2.   Conveyance. Seller hereby sells, assigns, transfers, conveys, and delivers to Purchaser each of the Assets, but excluding the Excluded Assets.

3.   Representation and Warranty. Seller represents and warrants to Purchaser that, as of the date hereof, Seller has good and marketable title to the Assets being conveyed hereunder and has transferred to and vested in Purchaser good title to each of the Assets, free and clear of all liens, claims, charges, encumbrances and security interests of any kind or nature.

4.   Appointment. Seller, for Seller and its heirs, representatives, successors and assigns, hereby constitutes and appoints Purchaser, and its successors and assigns, as Seller's true and lawful attorney, with full powers of substitution and resubstitution, in the name and stead of Seller but on behalf and for the benefit of Purchaser, its successors and assigns, to demand and receive any and all of the Assets and to give receipts and releases for and in respect of the Assets and any part thereof, and from time to time to institute and prosecute in the name of Seller or otherwise, for the benefit of Purchaser and its successors and assigns, any and all proceedings at law or in equity or otherwise which Purchaser, or its successors or assigns, may deem proper for the collection and endorsement of any right hereby granted, bargained, sold, transferred, assigned, set over or delivered, and to endorse the name of Seller on any and all books, instruments, notes, contracts, drafts, or other negotiable instruments or commercial paper which are assigned hereunder and made payable to the order of Seller or endorsed over to Seller, and, in general, to do all acts and things in relation to the Assets which Purchaser, or its successors and assigns, shall deem desirable, hereby declaring that the foregoing rights and powers are coupled with an interest and shall be irrevocable by Seller, and his heirs, representatives, successors and assigns, in any manner or for any purpose or cause whatsoever. The power granted to Purchaser pursuant to this power of attorney is expressly limited to acts authorized herein with respect to the Assets, and shall not be construed to authorize, permit or license Purchaser to take any action or in any way bind or represent Seller in any transaction or relation not concerning the Assets and not authorized herein.

5.   Further Assurances. At any time and from time to time after the date hereof, at the request of Purchaser, and without further consideration, Seller shall execute and deliver such instruments of sale, transfer, conveyance, assignment and confirmation and take such other action as Purchaser may reasonably request as necessary or desirable in order to more effectively transfer, convey and assign to Purchaser, and to confirm Purchaser's title to, all of the Assets, and to put Purchaser in actual possession and operating control thereof.

6.   The Asset Purchase Agreement. Nothing contained in this Bill of Sale and Assignment shall be deemed to supersede, enlarge on or modify any of the obligations, agreements, covenants, representations or warranties of Seller or Purchaser contained in the Asset Purchase Agreement, all of which survive the execution and delivery of this Bill of Sale and Assignment as provided and subject to the limitations set forth in the Asset Purchase Agreement. If any conflict exists between the terms of this Bill of Sale and Assignment and the Asset Purchase Agreement, then the terms of the Asset Purchase Agreement shall govern and control.

7.   Miscellaneous Provisions.

(a)   Notice. All notices and other communications required or permitted to be given by this Instrument shall be in writing and shall be given in accordance with the terms of the Asset Purchase Agreement.

(b)   Waiver of Breach. The waiver by Purchaser of a breach or violation of any provision of this Instrument shall not operate as or be construed to be a waiver of any subsequent breach or violation hereof.

(c)   Successors in Interest. This Instrument and all the provisions hereof shall be binding upon Seller and his heirs, representatives, successors and assigns and shall inure to the benefit of Purchaser, and its successors and assigns.

(d)   Headings. Titles or captions of or in this Instrument are inserted only as a matter of convenience and for reference and in no way define, limit, extend or describe the scope of this Instrument or the intent of any provisions hereof.

(e)   Governing Law. This Instrument shall be interpreted, construed and governed according to the laws of the State of Georgia.

(f)   Effective Time. This Instrument shall be effective as of 12:01 a.m. on June __, 2004.

IN WITNESS WHEREOF, Seller has caused this Instrument to be duly executed and delivered this ______ day of June, 2004.

BB&S EMISSIONS, LLC

By:	/s/ Bruce R. Kinmonth

Bruce R. Kinmonth, Member

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